EXHIBIT 10(f)

TAX ALLOCATION AGREEMENT

This Agreement is entered into as of April 21, 2015, among the following parties:  SOUTHERN MISSOURI BANCORP, INC. ("SMBC"), a Missouri Corporation, and SOUTHERN BANK (the Bank), a Missouri chartered trust company with banking powers.  The parties are members ("Members") of an affiliated group ("Affiliated Group") within the meaning of Section 1504 of the Internal Revenue Code ("Code") and file a consolidated return for federal income tax purposes.  SMBC is the common parent of the Affiliated Group.  The parties desire to provide for the allocation of tax liabilities among the Members and to provide for reimbursing Members whose tax losses or credits reduce the consolidated taxable income.  References herein to "regulations" shall be to the Treasury Regulations.  References herein to "tax liabilities" are to current tax liabilities and not deferred tax liabilities; however, the Bank shall not transfer any of its deferred tax liabilities to SMBC through cash payments or by any other means, nor shall SMBC forgive any portion of any deferred tax liability of the Bank.  In addition, references herein to "tax liabilities" do not include accrued income tax liabilities, including portions thereof subject to deferral due to use by any Members of different methods or reporting for financial statement and tax return purposes.

The parties hereto agree as follows:

1.The parties agree to continue to file consolidated federal income tax returns in accordance with the provisions of Sections 1502 and 1504 of the Code and the regulations thereunder.

2.The parties agree to allocate total federal income tax liability based on the ratio that each member's separate return tax liability for the taxable year bears to the sum of the separate return tax liability of each of the Members.  Moreover, the parties agree to reimburse any Member which has tax losses or credits in an amount equal to 100 percent of the tax benefits realized by the Affiliated Group as a result of the utilization of such Member's tax losses or credits.  Accordingly, the parties agree to allocate tax liability of the Affiliated Group in accordance with Section 1.1552-1(a)(2) and 1.1502-33(d)(2)(ii) of the Regulations, and for this purpose the percentage referred to in Section 1.1502-33(d)(2)(ii)(b) shall be 100 percent.  Unless applicable law, regulation or policy provides otherwise, if the Bank incurs a tax loss that it may carry back on a stand alone basis to offset taxable income of prior years, the Bank shall record a current tax benefit and shall receive a prompt refund from SMBC.

3.If the Bank incurs a current year tax loss that it may not carryback on a stand alone basis to obtain a current year refund and if that tax loss is used in the current tax year to reduce the consolidated tax liability of the Affiliated Group, then the Bank shall record a current year tax benefit and shall receive prompt payment from SMBC.

4.If a tax loss of the Bank from a prior year may not be used on a stand-alone basis by the Bank and is used in the current consolidated tax return of the Affiliated Group to offset current income of the Affiliated Group, the Bank shall record a tax benefit and shall receive prompt payment from SMBC.

5.Any Alternative Minimum Tax ("AMT") liability shall be determined on a consolidated basis.  Any AMT liability in excess of the consolidated tax liability of the Affiliated Group shall be allocated to the Members on an equitable and consistent basis.  Any AMT liability shall not be allocated to the Bank if its tax liability equaled or exceeded the AMT liability on a stand alone basis.

6.Under Treasury Regulations Section 1.1502-77(a), SMBC is the agent for all the Members and is required to act for the Affiliated Group in connection with matters relating to the consolidated tax liability of the Affiliated Group.  In particular, SMBC shall be responsible for filing returns with the Internal Revenue Service, making elections, receiving all correspondence, filing claims for refund, contesting proposed adjustments and performing such other acts and deeds as SMBC may deem necessary and desirable in connection with the foregoing.  The parties hereto agree to provide SMBC with such information as SMBC may request in order to permit SMBC to carry out its responsibilities described in this paragraph.

7.The parties agree that SMBC shall be responsible for making tax payments to the Internal Revenue Service.  At such time as SMBC makes payments to the Internal Revenue Service for any taxes (including estimated taxes), but in no event earlier than 5 days prior to the date on which the tax payments of the Affiliated Group are due to the Internal Revenue Service, each Member shall pay to SMBC an amount, including any interest thereon paid to the Internal Revenue Service, equal to its share of such payments as determined under paragraph 2.  Any overpayment of tax of the Affiliated Group shall be paid or credited by the Internal Revenue Service to SMBC and SMBC shall pay such amount, including interest thereon paid by the Internal Revenue Service, to the appropriate member immediately upon receipt.  SMBC shall immediately pay or credit to the appropriate Member any portion of such overpayment and any interest thereon paid by the Internal Revenue Service to which such Member is entitled.  Any adjustment by the Internal Revenue Service which affects either the consolidated tax liability or the relative tax liabilities of members shall be made among the Members immediately after the amount of the adjustment is determined.  If there are any penalties (including penalty for failure to pay estimated taxes) with respect to the filing of any consolidated return, the penalty shall be shared appropriately among those parties whose action or inaction (such as understating taxable income) contributed to the penalty.

8.In the event of any adjustment of tax returns of the Members as filed by reason of filing an amended return or claim for refund, or arising out of an audit by the Internal Revenue Service, the liability of the Members to each other and to the Internal Revenue Service for any period covered by this Agreement shall be redetermined after fully giving effect to any such adjustments as if such adjustments had been made as part of original computations.  Payments or credits between the Members shall be made at the time of any payment of tax or receipt of refund or credit from the Internal Revenue Service with respect to such adjustments, and such payments, refunds or credits shall include any interest attributable to such adjustments.

9.The parties acknowledge that they file a single combined report for Missouri franchise tax purposes.  The parties agree to a tax allocation method for Missouri franchise tax purposes comparable to that described in this agreement for federal income tax purposes.

10.The parties agree that it is their express intent that this Agreement shall at all times be construed in a manner consistent with any law or regulation applicable to any Member as now or hereafter in effect relating to savings banks, the insurance of their accounts or savings bank holding companies.  Anything to the contrary herein notwithstanding, (1) the Bank shall not pay to Members an amount greater than the tax which it would have been required to pay had it filed a separate tax return, taking maximum advantage of available reductions in taxable income; (2) any payments made pursuant to this Agreement shall be made only at the time taxes are actually paid or refunds or credits are actually received, it being understood that the Bank shall at no time make advance payments with respect to the foregoing to any Member; (3) any funds (i) received by SMBC from any Member for the payment by SMBC of taxes or (ii) received by SMBC from any taxing authority by reason of any refund, credit or overpayment and properly allocable to another Member, shall at all times be held by SMBC in a segregated account solely as agent for such Member and shall at no time be commingled with any other funds held by SMBC; and (4) appropriate refunds from SMBC to the Bank shall be made in the event that a loss by the Bank would have resulted in a refund from taxing authorities if the Bank had filed on a separate entity basis.

11.SMBC is an agent for the Bank with respect to all matters related to consolidated tax returns and refund claims, and nothing in this agreement shall be construed to alter or modify this agency relationship. If SMBC receives a tax refund from a taxing authority, these funds are obtained as agent for the Bank. Any tax refund attributable to income earned, taxes paid, and losses incurred by the Bank is the property of and owned by the Bank, and shall be held in trust by SMBC for the benefit of the Bank. SMBC shall forward promptly the amounts held in trust to the Bank. Nothing in this agreement is intended to be or should be construed to provide SMBC with an ownership interest in a tax refund that is attributable to income earned, taxes paid, and losses incurred by the Bank. SMBC hereby agrees that this tax sharing agreement does not give it an ownership interest in a tax refund generated by the tax attributes of the Bank.

12.The Members which will be reimbursed for tax losses and credits and the Members making such reimbursement may change from time to time, depending upon the relationship of each Member's tax liability and tax losses and credits to those of the Affiliated Group.  Except as Section 12 hereof may otherwise require, each Member shall be treated in a manner identical to each other Member.

13.At any time the Bank or its successor, regardless of its subsidiary position within the Affiliated Group, may withdraw, without cause, from this Agreement upon 30 days written notice to any or all of its parent corporations.

14.Except as provided by Section 10 hereof or otherwise by applicable law or regulation, this Agreement shall be binding on or inure to the benefit of any successors to any of the parties hereto.  In no event, however, shall this Agreement be binding on and inure to the benefit of any successor of any of the parties hereto is such successor was created specifically at the behest of an agency of the Federal government.

15.Subject to Sections 14 and 15 hereof, in the event any corporation subsequently becomes an includible corporation of the Affiliated Group, the parties agree to use their best efforts to cause such corporation to become a party to this Agreement and to be subject to all the terms and conditions hereof.

16.This Agreement shall remain in effect with respect to any party hereto for any taxable year or part thereof for which consolidated returns are filed by SMBC as a common parent corporation and such party is an includible corporation in such consolidated return.

17.This Agreement shall be governed by the laws of the State of Missouri, except to the extent that Federal law shall apply.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SOUTHERN MISSOURI BANCORP, INC.

BY:	/s/ Doug Bagby
DOUG BAGBY
Chairman of the Board

SOUTHERN BANK

BY:	/s/ Sammy A. Schalk
SAMMY A. SCHALK
Chairman of the Board

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